Exhibit 2.1

amendMENT No. 1 to BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to the Business Combination Agreement (this “Amendment”) is dated as of November 18, 2022 and amends that certain Business Combination Agreement, dated as of June 14, 2022 (the “Business Combination Agreement”), by and among LightJump Acquisition Corporation, a Delaware corporation (“SPAC”), Moolec Science Limited, a private limited company incorporated under the laws of England and Wales (the “Company”), Moolec Science SA, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, with its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440 (“Holdco”), and Moolec Acquisition, Inc., a Delaware corporation (“Merger Sub”). Capitalized terms not otherwise defined in this Amendment have the meanings given to such terms in the Business Combination Agreement.

WHEREAS, the Parties have entered into the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement, the Parties initially agreed to cause and take action as necessary (including by obtaining the Holdco Requisite Approvals) to ensure that, immediately after the Closing the Holdco Board shall be comprised of at least seven (7) directors, which shall comprise of (i) five (5) individuals proposed for appointment by the Company at least five (5) Business Days prior to the Closing Date, (ii) one (1) individual proposed for appointment by SPAC at least five (5) Business Days prior to the Closing Date (“SPAC Designee”), and (iii) one (1) individual that is proposed for appointment by Union Acquisition Group (or a designated affiliate), but who shall be independent under Nasdaq requirements, each to hold office in accordance with the A&R Holdco Organizational Documents;

WHEREAS, the Company wishes to issue an aggregate of 2,354,609 Company Ordinary Shares to at least 300 of the current individual shareholders of Bioceres S.A. and Bioceres Group PLC (the “New Shareholders”) prior to the Exchange;

WHEREAS, the Parties wish to amend the Business Combination Agreement; and

WHEREAS, the Parties wish to make other changes to the Business Combination Agreement as further described hereunder and thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

1. Amendments.

(a) Exchange Agreements; CFO Shares. The third recital to the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, upon the terms and subject to the conditions of this Agreement and those certain individual Contribution and Exchange Agreements, dated as of the date hereof and, as the case may be, as amended or entered into prior to the Closing (collectively, the “Exchange Agreements”), by and among Holdco, the Company and each of the Company Shareholders, and in accordance with the Companies Act 2006 (as amended from time to time, the “Companies Act”), the Luxembourg Law of 10 August 1915 on commercial companies (as amended from time to time, the “1915 Law”), and the Delaware General Corporation Law (as amended from time to time, the “DGCL”), SPAC, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, (a) pursuant to the Exchange Agreements, each of the Company Shareholders, effective on the Exchange Effective Time, will contribute its respective Company Ordinary Shares to Holdco in exchange for Holdco Ordinary Shares to be subscribed for by each such Company Shareholder (such contributions and exchanges of Company Ordinary Shares for Holdco Ordinary Shares, collectively, the “Exchange”), (b) as a result of the Exchange, the Company will become a wholly-owned subsidiary of Holdco and the Company Shareholders will increase the number of issued and outstanding Holdco Ordinary Shares held by them, in accordance with the Exchange Agreements, (c) immediately prior to the consummation of the Merger, each of the Company SAFE Holders will receive and become holders of issued and outstanding Holdco Ordinary Shares, in accordance with the applicable Company SAFE, (d) following the consummation of the Exchange, Merger Sub will merge with and into SPAC, with SPAC surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in the context of the Merger, all SPAC Common Stock outstanding shall be exchanged with Holdco for the right to receive the Merger Consideration in the form of Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in this Agreement, and (e) in order to satisfy the Company’s obligations under that certain Consulting Agreement, dated June 18, 2021 (the “CFO Consulting Agreement”), by and between the Company and the Company’s Chief Financial Officer (“CFO”), CFO will be freely allotted an aggregate of 232,523 Holdco Ordinary Shares (the “CFO Free Shares”);

(b) Ownership of Holdco. The second recital to the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, each of Holdco and Merger Sub is an entity newly formed for the purposes of the transactions performed herein, Holdco is wholly-owned by the Core Company Shareholders and Merger Sub is a direct wholly-owned subsidiary of Holdco;

(c) Registration Rights and Lock-Up Agreements. The ninth recital to the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, in connection with the Closing, SPAC, Holdco, Sponsor, each of the persons and entities listed on Exhibit A attached thereto and the Core Company Shareholders, Company SAFE Holders and CFO shall enter into a Registration Rights and Lock-Up Agreement (“Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit A;

(d) New Definition. Section 1.01 of the Business Combination Agreement is hereby amended to add the following definition:

“Core Company Shareholders” means BG Farming Technologies Ltd., Union Group Ventures Ltd. and Bioceres Crop Solutions Corp.

(e) Exchange Ratio. The definition of Exchange Ratio in Section 1.01 of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Exchange Ratio” means 0.6370485, the ratio used for determining the number of aggregate Holdco Ordinary Shares for which the aggregate Company Ordinary Shares shall be converted in accordance with Section 2.02(a).

(f) Revised Number of Directors on Holdco Board. Section 2.06(b)(i) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

the Holdco Board shall be comprised of at least five (5) directors, which shall comprise of (A) three (3) individuals proposed for appointment by the Company at least five (5) Business Days prior to the Closing Date, (B) one (1) individual proposed for appointment by SPAC at least five (5) Business Days prior to the Closing Date (“SPAC Designee”), and (C) one (1) individual that is proposed for appointment by Union Acquisition Group (or a designated affiliate), but who shall be independent under Nasdaq requirements, each to hold office in accordance with the A&R Holdco Organizational Documents; and

(g) Capitalization. Section 4.03(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

As of the date hereof, the Company has an issued share capital of £486,619.15, divided into 48,661,915 shares of £0.01 per share, each fully paid-up (the “Issued Share Capital”). Set forth on Section 4.03(a) of the Company Disclosure Schedule is, as of the date of this Agreement, with respect to each of the Company and each Company Subsidiary, (i) the identity of each Person who holds any shares of Equity Interest of the Company or of such Company Subsidiary and (ii) the amount, type and class of Equity Interest held by each such Person. Other than as set forth on Section 4.03(a) of the Company Disclosure Schedule, there are no other Equity Interests relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, other than the Company Shareholders’ Agreements Liens that will be terminated on or prior to the Closing Date. Other than pursuant to the Transaction Documents and the Company Shareholders’ Agreements that will be terminated on or prior to the Closing Date, there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Company Ordinary Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(h) Exchange Agreements. Section 4.26 of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

Notwithstanding anything in this Article IV to the contrary, (a) each Exchange Agreement (subject to the Remedies Exception) is a legal, valid and binding obligation of the Company, Holdco and, to the knowledge of the Company, each of the Company Shareholders party thereto enforceable against such Persons in accordance with its terms, (b) neither the Company nor Holdco is in breach or violation of, or default under, any Exchange Agreement nor has any Exchange Agreement been terminated or canceled by any Company Shareholder, (c) no Company Shareholder is in breach or violation of, or default under, any Exchange Agreement and (d) the Company and Holdco have not received any written or, to the knowledge of the Company, oral claim of default under any such Exchange Agreement. The Company has furnished or made available to SPAC true and complete copies of all Exchange Agreements, including amendments thereto that are material in nature. Except as expressly contemplated or permitted by any other provision of this Agreement or as set forth in the Company Disclosure Schedule, the Company has not altered or amended any Exchange Agreement and no Company Shareholder has sought to or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any Exchange Agreement or threatened non-performance under any Exchange Agreement, in each case, as to which such Company Shareholder is a party.

(i) Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger. Section 7.01(a) of the Business Combination Agreement is hereby amended by renaming Section 7.01(a) as “Section 7.01(a)(i) and adding the following as new Section 7.01(a)(ii):

Prior to the Exchange Effective Time, (i) the Company shall issue an aggregate number of Company Ordinary Shares equal to 2,354,609 to at least 300 and up to 424 of the current individual shareholders of Bioceres S.A. and Bioceres Group PLC, and (ii) the Company and Holdco shall amend any Exchange Agreement as necessary in connection with such issuance. For the avoidance of doubt, the actions described in this Section 7.01(a)(i) shall be deemed to be permitted for the purposes of Sections 7.01(a) and (b) of this Agreement.

(j) Termination Agreements. Section 8.17(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

the Company shall deliver to SPAC fully executed Termination Agreements by and among the Company and the Core Company Shareholders, which Termination Agreement shall provide that, upon the Closing, no parties to the Termination Agreements shall have any further rights or obligations thereunder;

(k) No Company Material Adverse Effect. Section 9.02(d) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Exchange Effective Time and no Company Material Adverse Effect shall have occurred between the Exchange Effective Time and the Merger Effective Time.

(l) No SPAC Material Adverse Effect. Section 9.03(d) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Exchange Effective Time and no SPAC Material Adverse Effect shall have occurred between the Exchange Effective Time and the Merger Effective Time.

(m) Retained Counsel. Section 11.12(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective Representatives and Affiliates, that the Company, the Company Subsidiaries and the Core Company Shareholders have retained Linklaters LLP (the “Retained Counsel”) to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. SPAC hereby agrees, on their own behalf and on behalf of its Representatives and Affiliates, that, in the event that a dispute arises after the Closing between SPAC, the Company and/or their Subsidiaries, on the one hand, and any Company Shareholder and/or any of their respective Affiliates, on the other hand, the Retained Counsel may represent such Company Shareholder and/or their respective Affiliates in such dispute even though the interests of such Company Shareholder or their respective Affiliates may be directly adverse to SPAC, Holdco, the Company or their respective Subsidiaries.

(n) Company Disclosure Schedule – Pre-Merger Actions. Section 2.02(a) of the Company Disclosure Schedule is hereby deleted in its entirety and replaced with the following:

[Intentionally Omitted]

2. No Other Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Business Combination Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. After giving effect to this Amendment, each reference in the Agreement to “Agreement”, “hereof,” “herein” and “hereunder” and words of similar import when used in the Business Combination Agreement as amended by this Amendment; provided, however, for the avoidance of doubt, that references to “the date of this Agreement”, “date hereof” or similar references shall continue to mean June 14, 2022.

3. General Provisions. The provisions of Section 11.03 (Severability), 11.04 (Entire Agreement; Assignment), 11.06 (Governing Law), 11.07 (Waiver of Jury Trial), 11.09 (Counterparts) and Section 11.11 (Drafting of the Agreement) of the Business Combination Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

LIGHTJUMP ACQUISITION CORPORATION
By	/s/ Robert Bennett
Name:	Robert Bennett
Title:	Chief Executive Officer
MOOLEC SCIENCE SA

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	Class A Director

MOOLEC ACQUISITION, INC.

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	President

MOOLEC SCIENCE LIMITED

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	Co-Chairman and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]